Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. ANNOUNCES SIGNIFICANTLY

IMPROVED SECOND QUARTER 2012 OPERATING RESULTS

~ Introduces Q3 Guidance ~

New York, New York — August 16, 2012 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 537 retail stores, today announced results for the second quarter ended July 28, 2012.  For the second quarter of fiscal year 2012, net sales were $227.7 million, as compared to $228.6 million for the second quarter of fiscal year 2011.  Comparable store sales for the second quarter of fiscal year 2012 were flat versus a comparable store sales decrease of 3.4% in the prior year second quarter.

Operating loss for the second quarter of fiscal year 2012 was $4.4 million, reflecting a significant improvement from the prior year’s second quarter operating loss of $15.1 million.

Net loss for the second quarter of fiscal year 2012 narrowed to $4.3 million, or $0.07 per diluted share.  This compares to the prior year net loss of $15.4 million, or $0.25 per diluted share.

Gregory Scott, New York & Company’s CEO, stated:  “Our second quarter operating results reflect a significant improvement from last year driven by continued progress on our strategic initiatives — our six keys to success.  Enhancements made to our summer merchandise assortments combined with compelling event-driven promotions led to flat comparable store sales for the quarter, despite less than optimal levels of inventory. We also benefited from improved product costs, while generating savings in both our buying and occupancy costs and reductions in our planned level of SG&A expenses.  We remain encouraged by our multi-channel growth initiatives — Outlet and eCommerce — which continue to increase as a percentage of our overall business while contributing to the bottom line.”

The Company continues to cite its six keys to success as its drivers toward improved fiscal year 2012 results.  These include:  maximizing sales and profitability particularly during peak traffic times of the year; increasing its marketing efforts to grow traffic in stores and on-line; maintaining dominance in wear-to-work, while redefining its casual assortment; improving average unit cost; optimizing its real estate portfolio; and expanding its growing eCommerce and Outlet businesses.

During the quarter, the Company accomplished the following:

•                                  Despite lower than optimal inventory levels throughout the quarter, comparable store sales improved from the year-ago period.

•                                  Gross profit as a percentage of net sales improved by 480 basis points versus the prior year, driven by improved product costs combined with reductions in buying and occupancy costs.

•                                  Selling, general and administrative expenses were up slightly compared to the prior year period as the Company invested in marketing, eCommerce and Outlet initiatives, which were partially offset by continued expense controls along with a benefit from insurance proceeds and a reduction in share-based compensation expense.

•                                  Inventory remained tightly managed with total quarter-end inventory declining by 4.8%, as compared to the end of last year’s second quarter.  The retail value of on-hand inventory per average store increased 5.7%.

•                                  The Company ended the quarter with $39.4 million of cash-on-hand and no outstanding borrowings under its revolving credit facility.

•                                  The Company opened six new Outlet stores, remodeled three existing stores and closed 10 stores, ending the quarter with 537 stores, including 41 Outlet stores, and 2.8 million selling square feet in operation.

For the six months ended July 28, 2012, net sales were $455.4 million, as compared to $467.9 million for the six months ended July 30, 2011.  Comparable store sales decreased 1.5% for the six months ended July 28, 2012, as compared to a decrease of 0.4% in the prior year period.  Operating loss for the six months ended July 28, 2012 was $4.5 million, reflecting a significant improvement from the prior year’s operating loss of $18.7 million.  Net loss for the six months ended July 28, 2012 narrowed to $4.5 million, or $0.07 per diluted share.  This compares to the prior year net loss of $19.1 million, or $0.32 per diluted share.

Outlook

The Company is providing the following outlook for the third quarter reflecting its expectations for the balance of the quarter.

Comparable store sales for the third quarter of fiscal year 2012 are expected to be flat to up slightly versus the year-ago period, and the Company expects to have 538 stores in operation at the end of the third quarter as compared to 542 in the prior year.

Gross margin is expected to significantly increase by more than 200 basis points from the prior year’s rate primarily driven by improved product costs resulting in merchandise margin increases.  This improvement is expected to be offset by investments in selling, general and administrative expenses, including: (i) an increase in accruals for variable-based compensation; (ii) incremental investments in marketing to drive traffic and increase brand awareness; and (iii) incremental store expense associated with the growth of the Company’s Outlet and eCommerce businesses, and to support the core New York & Company stores.  Selling, general and administrative expenses as a percentage of net sales in the fourth quarter of fiscal year 2012 are expected to be comparable to the fourth quarter of fiscal year 2011.

As a result, operating loss in the third quarter of fiscal year 2012 is projected to be in the range of $4 million to $8 million.  The year-to-date operating loss at the end of the third quarter is expected to be in the range of $8.5 million to $12.5 million, which is a significant improvement from the operating loss of $24.8 million last year and positions the Company closer to a return to profitability for the full year in the fourth quarter of fiscal year 2012.

As previously announced, the Company continues to provide for adjustments to the deferred tax valuation allowance initially recorded in the second quarter of fiscal year 2010 substantially offsetting any future tax provisions or benefits resulting in an approximately 0% effective tax rate for GAAP purposes.

The Company anticipates total inventory levels at the end of the third quarter of fiscal year 2012 to be down by a low single digit percentage versus the prior year reflecting continued reductions in product costs.  The retail value of on-hand inventory per average store is expected to be approximately flat.

While the Company expects to utilize its credit facility for certain seasonal working capital needs, it expects to end the year with no borrowings under its credit facility and no long-term debt.

Capital expenditures are expected to be approximately $8.0 million for the third quarter of fiscal year 2012, as compared to $3.5 million in the prior year.  Depreciation expense for the period is estimated at $9.0 million.

The Company expects to open two new Outlet stores, remodel six existing locations and close one store, ending the third quarter of fiscal year 2012 with 538 stores, including 43 Outlet stores.

The Company expects to report its third quarter fiscal year 2012 results during the last week of November, following the Thanksgiving holiday weekend.

Conference Call Information

A conference call to discuss the second quarter of fiscal year 2012 results is scheduled for Thursday, August 16, 2012 at 4:30 pm Eastern Time.  Investors and analysts interested in participating in the call are invited to dial 888-487-0361, referencing conference ID number 6488422, approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com. A replay of this call will be available until midnight on August 26, 2012 and can be accessed by dialing (877) 870-5176 and entering conference ID number 6488422.

About New York & Company, Inc.

New York & Company, Inc. is a leading specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile—all at an amazing value. The Company’s proprietary branded New York & Company® merchandise is sold exclusively through its national network of retail stores and eCommerce store at www.nyandcompany.com. The Company currently operates 537 retail stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Some of these statements can be identified by terms and phrases such as “expect” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (ii) changes in the cost of raw materials, distribution services or labor; (iii) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) seasonal fluctuations in the Company’s business; (vi) the Company’s ability to anticipate and respond to fashion trends; (vii) the Company’s dependence on mall traffic for its sales; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended July 28, 2012	% of net sales	Three months ended July 30, 2011	% of net sales
Net sales	$227,690	100.0%	$228,557	100.0%

Cost of goods sold, buying and occupancy costs	169,971	74.7%	181,633	79.5%

Gross profit	57,719	25.3%	46,924	20.5%

Selling, general and administrative expenses	62,122	27.2%	62,038	27.1%

Operating loss	(4,403)	(1.9)%	(15,114)	(6.6)%

Interest expense, net of interest income	87	—%	121	0.1%

Loss before income taxes	(4,490)	(1.9)%	(15,235)	(6.7)%

(Benefit) provision for income taxes	(160)	—%	163	—%

Net loss	$(4,330)	(1.9)%	$(15,398)	(6.7)%

Basic loss per share	$(0.07)		$(0.25)

Diluted loss per share	$(0.07)		$(0.25)

Weighted average shares outstanding:
Basic shares of common stock	61,437		60,953
Diluted shares of common stock	61,437		60,953

Selected operating data:
(Dollars in thousands, except square foot data)
Comparable store sales increase (decrease)	0.0%		(3.4)%
Net sales per average selling square foot (a)	$79		$77
Net sales per average store (b)	$422		$417
Average selling square footage per store (c)	5,299		5,423

(a)         Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Six months ended July 28, 2012	% of net sales	Six months ended July 30, 2011	% of net sales
Net sales	$455,426	100.0%	$467,911	100.0%

Cost of goods sold, buying and occupancy costs	333,157	73.2%	358,997	76.7%

Gross profit	122,269	26.8%	108,914	23.3%

Selling, general and administrative expenses	126,748	27.8%	127,627	27.3%

Operating loss	(4,479)	(1.0)%	(18,713)	(4.0)%

Interest expense, net of interest income	177	—%	251	0.1%

Loss before income taxes	(4,656)	(1.0)%	(18,964)	(4.1)%

(Benefit) provision for income taxes	(115)	—%	112	—%

Net loss	$(4,541)	(1.0)%	$(19,076)	(4.1)%

Basic loss per share	$(0.07)		$(0.32)

Diluted loss per share	$(0.07)		$(0.32)

Weighted average shares outstanding:
Basic shares of common stock	61,369		60,487
Diluted shares of common stock	61,369		60,487

Selected operating data:
(Dollars in thousands, except square foot data)
Comparable store sales decrease	(1.5)%	(0.4)%
Net sales per average selling square foot (a)	$159	$157
Net sales per average store (b)	$851	$852
Average selling square footage per store (c)	5,299	5,423

(a)         Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	July 28, 2012	January 28, 2012	July 30, 2011
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$39,364	$50,787	$36,215
Accounts receivable	10,064	7,269	10,698
Income taxes receivable	475	477	927
Inventories, net	79,838	81,328	83,848
Prepaid expenses	21,785	21,057	21,612
Other current assets	1,001	968	1,194
Total current assets	152,527	161,886	154,494

Property and equipment, net	107,152	115,280	130,225
Intangible assets	14,879	14,879	14,879
Deferred income taxes	4,361	4,361	3,362
Other assets	894	950	584
Total assets	$279,813	$297,356	$303,544
Liabilities and stockholders’ equity
Current liabilities:
Current portion — long-term debt	$—	$—	$4,500
Accounts payable	67,324	72,297	60,002
Accrued expenses	51,990	55,146	49,919
Income taxes payable	411	3,064	139
Deferred income taxes	4,361	4,361	3,362
Total current liabilities	124,086	134,868	117,922

Deferred rent	53,309	57,127	61,189
Other liabilities	4,951	5,256	5,625
Total liabilities	182,346	197,251	184,736

Total stockholders’ equity	97,467	100,105	118,808
Total liabilities and stockholders’ equity	$279,813	$297,356	$303,544

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)	Six months ended July 28, 2012	Six months ended July 30, 2011

Operating activities
Net loss	$(4,541)	$(19,076)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	17,310	19,366
Loss from impairment charges	366	887
Amortization of deferred financing costs	60	108
Share-based compensation expense	1,733	1,898
Changes in operating assets and liabilities:
Accounts receivable	(2,795)	(942)
Income taxes receivable	2	(400)
Inventories, net	1,490	(1,786)
Prepaid expenses	(728)	(905)
Accounts payable	(4,973)	(13,609)
Accrued expenses	(3,156)	(14,283)
Income taxes payable	(2,653)	(121)
Deferred rent	(3,818)	(5,673)
Other assets and liabilities	(248)	108
Net cash used in operating activities	(1,951)	(34,428)

Investing activities
Capital expenditures	(9,549)	(5,898)
Net cash used in investing activities	(9,549)	(5,898)

Financing activities
Repayment of debt	—	(3,000)
Proceeds from exercise of stock options	77	2,149
Net cash provided by (used in) financing activities	77	(851)

Net decrease in cash and cash equivalents	(11,423)	(41,177)

Cash and cash equivalents at beginning of period	50,787	77,392
Cash and cash equivalents at end of period	$39,364	$36,215